Exhibit 99.1

1049 Camino Dos Rio
Thousand Oaks, CA 91360

NEWSRELEASE

Teledyne Announces Executive Retirement and Promotions

THOUSAND OAKS, Calif. – September 24, 2012 – Teledyne Technologies Incorporated (NYSE:TDY) announced that Dale A. Schnittjer, senior vice president and chief financial officer will be retiring from that position effective November 18, 2012.

Susan L. Main, Teledyne’s current vice president and controller will become senior vice president and chief financial officer. Main, age 53, rejoined Teledyne in 2004, having held numerous financial roles at the former Teledyne, Inc. and related publicly-traded spin-off companies for the past 23 years.

“I want to thank Dale for his outstanding service to Teledyne over the last 41 years,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne. “He was instrumental in Teledyne’s spin-off and subsequent profitable growth. Sue has the experience and understanding of Teledyne to allow for a very orderly transition.”

Teledyne also announced the appointment, effective November 19, 2012, of Wajid Ali as corporate vice president and controller. Mr. Ali, age 39, currently serves as Teledyne DALSA’s chief financial officer. DALSA, formerly traded on the Toronto Stock Exchange, was acquired by Teledyne in February 2011. Prior to joining Teledyne DALSA, Mr. Ali headed the finance function for Advanced Micro Devices’ second largest business unit, previously a division of ATI Technologies. “Wajid is a great addition to my executive team given his experience in operations and financial management,” said Mehrabian.

Teledyne Technologies is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne Technologies’ operations are primarily located in the United States, Canada, the United Kingdom and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com.

Investor Contact:	Jason VanWees (805) 373-4542
Media Contact:	Robyn E. McGowan (805) 373-4540